Exhibit 10.2

EMPLOYMENT AGREEMENT

by and between

[PARAGON OFFSHORE SERVICES LLC]

and

                 , 201

EMPLOYMENT AGREEMENT

i

11.	Full Settlement	16

12.	No Effect on Other Contractual Rights	16

13.	Indemnification; Directors and Officers Insurance	16

14.	Injunctive Relief	17

15.	Governing Law	17

16.	Notices	17

17.	Binding Effect; Assignment; No Third Party Benefit	18

18.	Miscellaneous	18
	(a) Amendment	18
	(b) Waiver	18
	(c) Withholding Taxes	18
	(d) Nonalienation of Benefits	19
	(e) Severability	19
	(f) Entire Agreement	19
	(g) Captions	19
	(h) References	19

ii

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), by and between Paragon Offshore Services LLC, a Delaware limited liability company (the “Company”), and             (the “Executive”);

WITNESSETH:

WHEREAS, the Board of Directors (the “Board”) of Paragon Offshore plc (“Paragon Offshore”), the ultimate parent company of the Company, has determined that it is in the best interests of the Company, Paragon Offshore, and each other affiliated company (as defined in Paragraph 1 below), to assure that the group will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Paragraph 10 below); and

WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company and/or its affiliated companies currently and in the event of any pending or threatened Change of Control, and to provide the Executive with compensation and benefits upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1. Employment. The Company agrees that the Company or an affiliated company will employ the Executive, and the Executive agrees to be employed by the Company or an affiliated company, for the period set forth in Paragraph 2(a), in the positions and with the duties and responsibilities set forth in Paragraph 3, and upon the other terms and conditions herein provided. As used in this Agreement, the term “affiliated company” shall mean any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Section 414(b) or 414(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that (i) in applying Section 1563(a)(1), (2), and (3) of the Code for the purposes of determining a controlled group of corporations under Section 414(b) of the Code, the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Section 1563(a)(1), (2), and (3) of the Code, and (ii) in applying Treas. Reg. section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Section 414(c) of the Code, the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treas. Reg. section 1.414(c)-2.

2. Employment Term.

(a) Term. The employment of the Executive by the Company or an affiliated company as provided in Paragraph 1 shall be for the period commencing on the Effective Date (as defined in Paragraph 10 below) through and ending on the third anniversary of such date (the “Employment Term”).

(b) Relationship Prior to Effective Date. The Executive and the Company acknowledge that, except as may otherwise be provided under any written agreement between the Executive and the Company other than this Agreement, the employment of the Executive by the Company is “at will” and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the Executive’s employment with the Company terminates, then the Executive shall have no further rights under this Agreement. For purposes of this Paragraph 2(b) only, the term “Company” shall mean and include the company that employs Executive, whether Paragon Offshore Services LLC or an affiliated company of Paragon Offshore Services LLC.

3. Positions and Duties.

a During the Employment Term, the Executive’s position (including status, offices, titles and reporting requirements), duties, functions, responsibilities and authority shall be at least commensurate in all material respects with the most significant of those held or exercised by or assigned to the Executive in respect of the Company or any affiliated company at any time during the 120-day period immediately preceding the Effective Date.

b During the Employment Term, the Executive shall devote the Executive’s full time, skill and attention, and the Executive’s reasonable best efforts, during normal business hours to the business and affairs of the Company, and in furtherance of the business and affairs of its affiliated companies, to the extent necessary to discharge faithfully and efficiently the duties and responsibilities delegated and assigned to the Executive herein or pursuant hereto, except for usual, ordinary and customary periods of vacation and absence due to illness or other disability; provided, however, that the Executive may (i) serve on industry-related, civic or charitable boards or committees, (ii) with the approval of the Board of Directors of Paragon Offshore (the “Paragon Offshore Board”), serve on corporate boards or committees, (iii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iv) manage the Executive’s personal investments, so long as such activities do not significantly interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an employee of the Company or an affiliated company in accordance with this Agreement and, in the case of the activities described in clause (ii) of this proviso, will not, in the good faith judgment of the Paragon Offshore Board, constitute an actual or potential conflict of interest with the business of the Company or an affiliated company. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive during the term of the Executive’s employment by the Company or its affiliated companies prior to the Effective Date consistent with the provisions of this Paragraph 3(b), the continued conduct of such activities (or of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance and fulfillment of the Executive’s duties and responsibilities to the Company and its affiliated companies.

c In connection with the Executive’s employment hereunder, the Executive shall be based at the location where the Executive was regularly employed immediately prior to the Effective Date or any office which is the headquarters of the Company or Paragon Offshore and is less than 50 miles from such location, subject, however, to required travel on the business of the Company and its affiliated companies to an extent substantially consistent with the Executive’s business travel obligations during the three-year period immediately preceding the Effective Date.

d All services that the Executive may render to the Company or any of its affiliated companies in any capacity during the Employment Term shall be deemed to be services required by this Agreement and consideration for the compensation provided for herein.

4. Compensation and Related Matters.

(a) Base Salary. During the Employment Term, the Executive shall receive an annual base salary (“Base Salary”) at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Base Salary shall be payable in installments in accordance with the general payroll practices of the Company in effect at the time such payment is made, but in no event less frequently than monthly, or as otherwise mutually agreed upon. During the Employment Term, the Executive’s Base Salary shall be subject to such increases (but not decreases) as may be determined from time to time by the Paragon Offshore Board in its sole discretion; provided, however, that the Executive’s Base Salary (i) shall be reviewed by the Paragon Offshore Board no later than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually, with a view to making such upward adjustment, if any, as the Paragon Offshore Board deems appropriate, and (ii) shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to the Executive’s peer executives of the Company or any of its affiliated companies. Base Salary shall not be reduced after any such increase. The term Base Salary as used in this Agreement shall refer to the Base Salary as so increased. Payments of Base Salary to the Executive shall not be deemed exclusive and shall not prevent the Executive from participating in any employee benefit plans, programs or arrangements of the Company and its affiliated companies in which the Executive is entitled to participate. Payments of Base Salary to the Executive shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment to the Executive hereunder shall in any way limit or reduce the obligation of the Company regarding the Executive’s Base Salary hereunder.

(b) Annual Bonus. In addition to Base Salary, the Executive shall be awarded, in respect of each fiscal year of the Company ending during the Employment Term, an annual bonus (the “Annual Bonus”) in cash in an amount at least equal to the Executive’s highest aggregate bonus under all Company and affiliated company bonus plans, programs, arrangements and awards (including the Company’s Short-Term Incentive Plan and any successor plan) in respect of any fiscal year in the three full fiscal year period ended immediately prior to the Effective Date (annualized for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company or any of its affiliated companies for less than 12 full months) (such highest amount is hereinafter referred to as the “Recent Annual Bonus”). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year in respect of which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

(c) Employee Benefits.

(i) Incentive, Savings and Retirement Plans. During the Employment Term, the Executive shall be entitled to participate in all incentive, savings and retirement plans, programs and arrangements applicable generally to the Executive’s peer executives of the Company and its affiliated companies, but in no event shall such plans, programs and arrangements provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, programs and arrangements as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to the Executive’s peer executives of the Company and its affiliated companies.

(ii) Welfare Benefit Plans. During the Employment Term, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under all welfare benefit plans, programs and arrangements provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans, programs and arrangements) to the extent applicable generally to the Executive’s peer executives of the Company and its affiliated companies, but in no event shall such plans, programs and arrangements provide the Executive with welfare benefits that are less favorable, in the aggregate, than the most favorable of such plans, programs and arrangements as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to the Executive’s peer executives of the Company and its affiliated companies.

(d) Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing the Executive’s duties and responsibilities hereunder in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to the Executive’s peer executives of the Company and its affiliated companies.

(e) Fringe Benefits. During the Employment Term, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time after the Effective Date with respect to the Executive’s peer executives of the Company and its affiliated companies.

(f) Vacation. During the Employment Term, the Executive shall be entitled to paid vacation and such other paid absences, whether for holidays, illness, personal time or any similar purposes, in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time after the Effective Date with respect to the Executive’s peer executives of the Company and its affiliated companies.

5. Termination of Employment.

(a) Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Term.

(b) Disability. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Term, the Company may give the Executive notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment hereunder shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties hereunder on a full-time basis for an aggregate of 180 days within any given period of 270 consecutive days (in addition to any statutorily required leave of absence and any leave of absence approved by the Company) as a result of incapacity of the Executive, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness, which will, in the opinion of a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, be permanent and continuous during the remainder of the Executive’s life.

(c) Termination by Company. The Company may terminate the Executive’s employment hereunder for Cause (as defined below). For purposes of this Agreement, “Cause” shall mean:

i the willful and continued failure of the Executive to perform substantially the Executive’s duties hereunder (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to the Executive by the Board or the Paragon Offshore Board, or the Chief Executive Officer of the Company or of Paragon Offshore, which specifically identifies the manner in which the Board or the Paragon Offshore Board, or the Chief Executive Officer of the Company or of Paragon Offshore, believes the Executive has not substantially performed the Executive’s duties; or

ii the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its affiliated companies, monetarily or otherwise.

For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of Paragon Offshore. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or the Paragon Offshore Board or upon the instructions of the Chief Executive Officer or another senior officer of Paragon Offshore or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliated companies. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Paragon Offshore Board then in office at a meeting of the Paragon Offshore Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Paragon Offshore Board) finding that, in the good faith opinion of the Paragon Offshore Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(d) Termination by Executive. The Executive may terminate the Executive’s employment hereunder at any time during the Employment Term for Good Reason (as defined below). For purposes of this Agreement, “Good Reason” shall mean any of the following (without the Executive’s express written consent):

i a material diminution in the Executive’s position (including status, offices, titles and reporting requirements), duties, functions, responsibilities or authority as contemplated by Paragraph 3(a) of this Agreement;

ii a material failure by the Company to comply with the provisions of Paragraph 4 of this Agreement;

iii the Company’s requiring the Executive to be based at any office or location other than as provided in Paragraph 3(c) of this Agreement, or the Company’s requiring the Executive to travel on the Company’s or its affiliated companies’ business to a substantially greater extent than during the three-year period immediately preceding the Effective Date;

iv any failure by the Company to comply with and satisfy Paragraph 17(c) of this Agreement; or

v any other action or inaction that constitutes a material breach by the Company of the provisions of this Agreement.

Notwithstanding the foregoing, the Executive shall not have the right to terminate the Executive’s employment hereunder for Good Reason unless (i) within 60 days of the initial existence of the condition or conditions giving rise to such right the Executive provides written notice to the Company of the existence of such condition or conditions, and (ii) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice. If any such condition is not remedied within such 30-day period, the Executive may provide a Notice of Termination for Good Reason in accordance with the provisions of Paragraph 5(e).

(e) Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive (other than a termination pursuant to Paragraph 5(a)) shall be communicated by a Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of a termination for Disability, Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifies the Date of Termination (as defined in Paragraph 5(f) below); provided, however, that notwithstanding any provision in this Agreement to the contrary, a Notice of Termination given in connection with a termination for Good Reason shall be given by the Executive within a reasonable period of time, not to exceed 150 days, following the initial existence of one or more of the conditions giving rise to such right of termination. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

(f) Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean the effective date of the termination of the Executive’s employment hereunder, which date shall be (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death, (ii) if the Executive’s employment is terminated because of the Executive’s Disability, the Disability Effective Date, (iii) if the Executive’s employment is terminated by the Company (or applicable affiliated company) for Cause or by the Executive for Good Reason, the date on which the Notice of Termination is given, (iv) if the Executive’s employment is terminated pursuant to Paragraph 2(a), the date on which the Employment Term ends pursuant to Paragraph 2(a) due to a party’s delivery of a Notice of Termination thereunder, and (v) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given.

6. Obligations of the Company upon Separation from Service.

(a) Good Reason; Other Than for Cause, Death or Disability. Subject to the provisions of Paragraph 6(e) of this Agreement, if prior to the end of the Employment Term the Executive’s Separation from Service (as defined in Paragraph 10 below) shall occur (i) by reason of the Company’s termination of the Executive’s employment hereunder other than for Cause or Disability, or (ii) by reason of the Executive’s termination of the Executive’s employment hereunder for Good Reason, the Company shall pay to the Executive when due under the Company’s normal payroll practices the Executive’s Base Salary through the Separation Date (as defined in Paragraph 10 below) to the extent not theretofore paid, and:

i the Company shall pay to the Executive within 30 days after the Executive’s Separation Date a lump sum payment in cash equal to the sum of the following amounts:

(A) the sum of (1) the product of (x) the greater of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including by reason of any deferral, to the Executive (and annualized for any fiscal year consisting of less than 12 full months or for which the Executive has been employed by the Company or any of its affiliated companies for less than 12 full months) in respect of the most recently completed fiscal year of the Company during the Employment Term, if any; provided that, in any case, the minimum amount determinable under this clause (II) shall be an amount equal to the bonus that would have been payable to the Executive under the Company’s Short-Term Incentive Plan and any successor plan for the most recently ended full fiscal year period immediately prior to the Effective Date assuming the Executive had been eligible to receive a bonus thereunder for such period (such greater amount hereinafter referred to as the “Highest Annual Bonus”), and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Separation Date, and the denominator of which is 365, and (2) an amount equal to the sum of (x) 18 multiplied by the amount of the highest monthly premium for COBRA continuation coverage (within the meaning of Section 4980B of the Code) under the group health plan of the Company and its affiliated companies as in effect and applicable generally to the Executive’s peer executives of the Company and its affiliated companies during the 12-month period immediately preceding the Executive’s Separation Date, and (y) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) are hereinafter referred to as the “Accrued Obligations”); and

(B) an amount (such amount is hereinafter referred to as the “Severance Amount”) equal to the product of (1) [    ] and (2) the sum of (x) the Executive’s Base Salary and (y) the Highest Annual Bonus; and

(C) a separate lump-sum supplemental retirement benefit (the amount of such benefit hereinafter referred to as the “Supplemental Retirement Amount”) equal to the difference between (1) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the qualified defined benefit retirement plan of the Company and its affiliated companies in which the Executive is eligible to participate (or any successor plan thereto) (the “Retirement Plan”) during the 120-day period immediately preceding the Effective Date) of the benefit payable under the Retirement Plan and any supplemental and/or excess retirement plan of the Company and its affiliated companies providing benefits for the Executive (the “SERP”) which the Executive would receive if the Executive’s employment continued at the compensation level provided for in Paragraphs 4(a) and 4(b)(i) for the remainder of the Employment Term, assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to the Executive than those in effect during the 120-day period immediately preceding the Effective Date, and (2) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Retirement Plan during the 120-day period immediately preceding the Effective Date) of the Executive’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP; and

ii for eighteen months after the Executive’s Separation Date, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs and arrangements described in Paragraph 4(c)(ii) if the Executive’s employment hereunder was continuing, in accordance with the most favorable plans, programs and arrangements of the Company and its affiliated companies as in effect and applicable generally to the Executive’s peer executives of the Company and its affiliated companies and their families during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to the Executive’s peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the applicable of the medical or other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such continuation of such benefits for the applicable period herein set forth is hereinafter referred to as “Welfare Benefit Continuation”) (for purpose of determining eligibility of the Executive for retiree benefits pursuant to such plans, programs and arrangements, the Executive shall be considered to have remained employed hereunder until three years after the Separation Date and to have retired on the last day of such period); and

iii for six months following the Executive’s Separation Date, the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion; provided, however, that (A) an expense for such outplacement services shall be paid by the Company or reimbursed by the Company to the Executive as soon as practicable after such expense is incurred (but in no event later than 30 days after such expense is incurred), and (B) the total amount of the expenses paid or reimbursed by the Company pursuant to this Paragraph 6(a)(iii) shall not exceed $50,000; and

iv no later than 90 days after Executive’s Separation Date, all club memberships and other memberships that the Company was providing for the Executive’s use at the earlier of the Executive’s Separation Date or the time Notice of Termination is given shall, to the extent possible, be transferred and assigned to the Executive at no cost to the Executive (other than income taxes owed), the cost of transfer, if any, to be borne by the Company; and

v all benefits under the Paragon Offshore plc 2014 Employee Omnibus Incentive Plan and any other similar plans, including any stock options or restricted stock held by the Executive, not already vested shall be 100% vested, to the extent such vesting is permitted under the Code; and

vi to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive when otherwise due any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice or arrangement or contract or agreement of the Company and its affiliated companies (such other amounts and benefits hereinafter referred to as the “Other Benefits”).

(b) Death. If the Executive’s Separation from Service occurs by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of the Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Executive’s Separation Date) and the timely payment or provision of the Welfare Benefit Continuation and the Other Benefits and (ii) payment to the Executive’s estate or beneficiaries, as applicable, in a lump sum in cash within 30 days after the Executive’s Separation Date of an amount equal to the sum of the Severance Amount and the Supplemental Retirement Amount. With respect to the provision of Other Benefits, the term “Other Benefits” as used in this Paragraph 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, death benefits at least equal to the most favorable benefits provided by the Company and its affiliated companies to the estates and beneficiaries of the Executive’s peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to the peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other of the Executive’s peer executives of the Company and its affiliated companies and their beneficiaries.

(c) Disability. Subject to the provisions of Paragraph 6(e) of this Agreement, if the Executive’s Separation from Service occurs by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of the Accrued Obligations, the Severance Amount and the Supplemental Retirement Amount (each of which shall be paid to the Executive in a lump sum in cash within 30 days after the Executive’s Separation Date), (ii) the timely payment or provision of the Other Benefits, and (iii) the timely payment or provision of the Welfare Benefit Continuation. With respect to the provision of Other Benefits, the term “Other Benefits” as used in this Paragraph 6(c) shall include, without limitation, and the Executive shall be entitled upon Separation from Service to receive, disability benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other of the Executive’s peer executives of the Company and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other of the Executive’s peer executives of the Company and its affiliated companies and their families.

(d) Cause; Other than for Good Reason.

i If the Executive’s Separation from Service occurs by reason of the Company’s termination of Executive’s employment hereunder for Cause, this Agreement shall terminate without further obligations to the Executive hereunder other than the obligation to pay the Executive’s Base Salary through the Executive’s Separation Date and the timely payment or provision of deferred compensation and other employee benefits if and when otherwise due.

ii If the Executive’s Separation from Service occurs by reason of the Executive’s voluntary termination of the Executive’s employment hereunder, excluding a termination of such employment by the Executive for Good Reason, this Agreement shall terminate without further obligations to the Executive hereunder other than for (1) the payment of the Executive’s Base Salary through the Executive’s Separation Date to the extent not theretofore paid, (2) the payment of the Accrued Obligations (which, subject to the provisions of Paragraph 6(e) of this Agreement, shall be paid to the Executive in a lump sum in cash within 30 days after the Executive’s Separation Date), and (3) the timely payment or provision of deferred compensation and other employee benefits if and when otherwise due.

(e) Payment Delay for Specified Employee . Any provision of this Agreement to the contrary notwithstanding, if the Executive is a Specified Employee (as defined in Paragraph 10 below) on the Executive’s Separation Date, then any payment or benefit to be paid, transferred or provided to the Executive pursuant to the provisions of this Agreement that would be subject to the tax imposed by Section 409A of the Code if paid, transferred or provided at the time otherwise specified in this Agreement shall be delayed and thereafter paid, transferred or provided on the first business day that is 6 months after the Executive’s Separation Date (or if earlier, within 30 days after the date of the Executive’s death following the Executive’s Separation from Service) to the extent necessary for such payment or benefit to avoid being subject to the tax imposed by Section 409A of the Code.

7. Certain Excise Taxes . Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any of its affiliated companies, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and its affiliated companies will be one dollar ($1.00) less than three times the Executive’s “base amount”(as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliated companies) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Paragraph 7 shall require the Company (or any of its affiliated companies) to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.

8. Representations and Warranties.

a The Company represents and warrants to the Executive that the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action of the Company and do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument or obligation to which the Company is a party or by which it is bound.

b The Executive represents and warrants to the Company that the execution, delivery and performance by the Executive of this Agreement do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument or obligation to which the Executive is a party or by which the Executive is bound.

9. Confidential Information. The Executive recognizes and acknowledges that the Company’s and its affiliated companies’ trade secrets and other confidential or proprietary information, as they may exist from time to time, are valuable, special and unique assets of the Company’s and/or such affiliated companies’ business, access to and knowledge of which are essential to the performance of the Executive’s duties hereunder. The Executive confirms that all such trade secrets and other information constitute the exclusive property of the Company and/or such affiliated companies. During the Employment Term and thereafter without limitation of time, the Executive shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for the Executive’s own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings or other confidential or proprietary information of any kind, nature or description (whether or not acquired, learned, obtained or developed by the Executive alone or in conjunction with others) belonging to or concerning the Company or any of its affiliated companies, except (i) with the prior written consent of the Company duly authorized by its Board, (ii) in the course of the proper performance of the Executive’s duties hereunder, (iii) for information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by the Executive or the Executive’s affiliates or (y) that becomes available to the Executive on a nonconfidential basis from a source other than the Company or its affiliated companies who is not bound by a duty of confidentiality, or other contractual, legal or fiduciary obligation, to the Company, or (iv) as required by applicable law or legal process. The provisions of this Paragraph 9 shall continue in effect notwithstanding termination of the Executive’s employment hereunder for any reason.

10. Certain Definitions.

(a) Effective Date. For purposes of this Agreement, “Effective Date” shall mean the first date during the Change of Control Period (as defined in Paragraph 10 below) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s Separation from Service occurs prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such Separation from Service (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such Separation from Service.

(b) Change of Control Period . For purposes of this Agreement, “Change of Control Period” shall mean the period commencing on the date of this Agreement and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof herein referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate three years after such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(c) Change of Control . For purposes of this Agreement, a “Change of Control” shall mean:

i the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then outstanding Registered Shares of Paragon Offshore, excluding any treasury shares (the “Outstanding Parent Shares”), or (B) the combined voting power of the then outstanding voting securities of Paragon Offshore entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subparagraph (c)(i) the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from Paragon Offshore (excluding an acquisition by virtue of the exercise of a conversion privilege), (x) any acquisition by Paragon Offshore, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Paragon Offshore or any company controlled by Paragon Offshore, or (z) any acquisition by any corporation pursuant to a reorganization, merger, amalgamation or consolidation, if, following such reorganization, merger, amalgamation or consolidation, the conditions described in clauses (A), (B) and (C) of subparagraph (iii) of this Paragraph 10(c) are satisfied; or

ii individuals who, as of the date of this Agreement, constitute the Paragon Offshore Board (the “Incumbent Board”) cease for any reason to constitute a majority of such Board of Directors; provided, however, that any individual becoming a director of Paragon Offshore subsequent to the date hereof whose election, or nomination for election by Paragon Offshore’s shareholders, was approved by a vote of a majority of the directors of Paragon Offshore then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Paragon Offshore Board; or

iii consummation of a reorganization, merger, amalgamation or consolidation of Paragon Offshore, with or without approval by the shareholders of Paragon Offshore, in each case, unless, following such reorganization, merger, amalgamation or consolidation, (A) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Shares and Outstanding Parent Voting Securities immediately prior to such reorganization, merger, amalgamation or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, amalgamation or consolidation, of the Outstanding Parent Shares and Outstanding Parent Voting Securities, as the case may be, (B) no Person (excluding Paragon Offshore, any employee benefit plan (or related trust) of Paragon Offshore or such company resulting from such reorganization, merger, amalgamation or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger, amalgamation or consolidation, directly or indirectly, 25% or more of the Outstanding Parent Shares or Outstanding Parent Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of the company resulting from such reorganization, merger, amalgamation or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, amalgamation or consolidation; or

iv consummation of a sale or other disposition of all or substantially all the assets of Paragon Offshore, with or without approval by the shareholders of Paragon Offshore, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Shares and Outstanding Parent Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Parent Shares and Outstanding Parent Voting Securities, as the case may be, (B) no Person (excluding Paragon Offshore, any employee benefit plan (or related trust) of Paragon Offshore or such corporation, and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 25% or more of the Outstanding Parent Shares or Outstanding Parent Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Paragon Offshore Board providing for such sale or other disposition of assets of Paragon Offshore; or

v approval by the shareholders of Paragon Offshore of a complete liquidation or dissolution of Paragon Offshore.

Notwithstanding the foregoing, or anything to the contrary set forth herein, a transaction or series of related transactions will not be considered to be a Change of Control if (i) Paragon Offshore becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) (A) immediately following such transaction(s), the then outstanding shares of common stock (or equivalent security) of such holding company and the combined voting power of the then outstanding voting securities of such holding company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Shares and Outstanding Parent Voting Securities immediately prior to such transaction(s) in substantially the same proportion as their ownership immediately prior to such transaction(s) of the Outstanding Parent Shares and Outstanding Parent Voting Securities, as the case may be, or (B) the shares of Outstanding Parent Voting Securities outstanding immediately prior to such transaction(s) constitute, or are converted into or exchanged for, a majority of the outstanding voting securities of such holding company immediately after giving effect to such transaction(s).

(d) Separation from Service . For purposes of this Agreement, “Separation from Service” shall mean the Executive’s separation from service (within the meaning of Section 409A of the Code and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each affiliated company. For this purpose, with respect to services as an employee, an employee’s Separation from Service shall occur on the date as of which the employee and his or her employer reasonably anticipate that no further services will be performed after such date or that the level of bona fide services the employee will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).

(e) Specified Employee . For purposes of this Agreement, “Specified Employee” shall mean a specified employee within the meaning of Section 409A(a)(2) of the Code and the regulations and other guidance promulgated thereunder. Each Specified Employee will be identified by the Chief Executive Officer of Paragon Offshore on each December 31, using such definition of compensation permissible under Treas. Reg. section 1.409A-1(i)(2) as said Chief Executive Officer shall determine in his or her discretion, and each Specified Employee so identified shall be treated as a Specified Employee for the purposes of this Agreement for the entire 12-month period beginning on the April 1 following a December 31 Specified Employee identification date.

(f) Separation Date . For purposes of this Agreement, “Separation Date” shall mean the date on which the Executive’s Separation from Service occurs.

11. Full Settlement.

a There shall be no right of set off or counterclaim against, or delay in, any payments to the Executive, or to the Executive’s heirs or legal representatives, provided for in this Agreement, in respect of any claim against or debt or other obligation of the Executive or others, whether arising hereunder or otherwise.

b In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

c The Company agrees to pay as incurred, to the full extent permitted by law, all costs and expenses (including attorneys’ fees) that the Executive, or the Executive’s heirs or legal representatives, may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement, or any guarantee of performance thereof (including as a result of any contest by the Executive, or the Executive’s heirs or legal representatives, about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2) of the Code. The amounts payable by the Company pursuant to this Paragraph 11(c) shall be paid as soon as practicable after such costs and expenses are incurred, but in no event later than the end of the taxable year of the Executive that immediately follows the taxable year of the Executive in which such costs and expenses were incurred.

12. No Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable to the Executive, or in any way diminish the Executive’s rights as an employee of the Company or any of its affiliated companies, whether existing on the date of this Agreement or hereafter, under any employee benefit plan, program or arrangement or other contract or agreement of the Company or any of its affiliated companies providing benefits to the Executive.

13. Indemnification; Directors and Officers Insurance. The Company shall (a) during the Employment Term and thereafter without limitation of time, indemnify and advance expenses to the Executive to the fullest extent permitted by the laws of the State of Delaware from time to time in effect and (b) ensure that during the Employment Term, Paragon Offshore acquires and maintains directors and officers liability insurance covering the Executive (and to the extent Paragon Offshore desires, other directors and officers of Paragon Offshore and/or the Company and its affiliated companies) to the extent it is available at commercially reasonable rates as determined by the Paragon Offshore Board; provided, however, that in no event shall the Executive be entitled to indemnification or advancement of expenses under this Paragraph 13 with respect to any proceeding or matter therein brought or made by the Executive against the Company or Paragon Offshore other than one initiated by the Executive to enforce the Executive’s rights under this Paragraph 13. The rights of indemnification and to receive advancement of expenses as provided in this Paragraph 13 shall not be deemed exclusive of any other rights to which the Executive may at any time be entitled under applicable law, the Certificate of Incorporation or Bylaws of the Company, the Articles of Association of Paragon

Offshore, any agreement, a vote of shareholders, a resolution of the Board or the Paragon Offshore Board, or otherwise. The provisions of this Paragraph 13 shall continue in effect notwithstanding termination of the Executive’s employment hereunder for any reason.

14. Injunctive Relief. In recognition of the fact that a breach by the Executive of any of the provisions of Paragraph 9 will cause irreparable damage to the Company and/or its affiliated companies for which monetary damages alone will not constitute an adequate remedy, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Executive or requiring the Executive to perform the Executive’s obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company or any of its affiliated companies may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach by the Executive of any of the provisions of this Agreement.

15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof, (except to the extent Texas law is preempted by Federal law of the United States), and shall be subject to certain laws of England and Wales (including without limitation the Say on Pay rules that require Paragon Offshore shareholder approval as a condition to the effectiveness of this Agreement, as well as shareholder approval of the Executive’s compensation generally) and to the regulations of the New York Stock Exchange.

16. Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given or made (i) when delivered personally, (ii) when sent by telefacsimile transmission, or (iii) five days after being deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

If to the Company, at:	Paragon Offshore Services LLC 3151 Briarpark Drive, Suite 700 Houston, TX 77042 Fax No.: (XXX) XXX-XXXX Attention: Legal Department

If to the Executive, at:	Paragon Offshore Services LLC 3151 Briarpark Drive, Suite 700 Houston, TX 77042 Fax No.: (XXX) XXX-XXXX Attention: [NAME OF EXECUTIVE]

17. Binding Effect; Assignment; No Third Party Benefit.

a This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and shall be enforceable by the Executive’s legal representatives.

b This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

c The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, amalgamation or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in writing in form and substance reasonably satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor or assign to the business and/or assets of the Company as aforesaid which executes and delivers the agreement provided for in this Paragraph 17(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. The Company shall require that the guaranty of Paragon Offshore of the obligations of the Company under this Agreement shall contain a similar provision regarding any successor or assign of Paragon Offshore.

d Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and Paragon Offshore, and their respective heirs, legal representatives, successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

18. Miscellaneous.

(a) Amendment. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced. No person, other than pursuant to a resolution of the Board or a committee thereof, which resolution is approved by the Paragon Offshore Board or a committee thereof, shall have authority on behalf of the Company to agree to modify, amend or waive any provision of this Agreement or anything in reference thereto.

(b) Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.

(c) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d) Nonalienation of Benefits. The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

(e) Severability. If any provision of this Agreement is held to be invalid or unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed invalid or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made valid or enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be valid and/or enforceable to the maximum extent permitted by applicable law.

(f) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof, and from and after the date of this Agreement, this Agreement shall supersede any other prior agreement or understanding, both written and oral, between the parties with respect to such subject matter.

(g) Captions. The captions herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

(h) References. All references in this Agreement to Paragraphs, subparagraphs and other subdivisions refer to the Paragraphs, subparagraphs and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include”, “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation”. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this Agreement.

“COMPANY”

Paragon Offshore Services LLC

By:
Name:
Title:

“EXECUTIVE”

[Name of Executive]

DEED OF GUARANTY

This DEED OF GUARANTY is made as of             , 201            by Paragon Offshore plc, a public limited company incorporated under the laws of England and Wales (the “Paragon Offshore”), for the benefit of             (the “Executive”);

WITNESSETH:

WHEREAS, Paragon Offshore Services LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Paragon Offshore (the “Company”), has previously entered into an Employment Agreement with the Executive (the “Original Employment Agreement”); and

WHEREAS, Paragon Offshore desires to guarantee the performance by the Company of its obligations under the Employment Agreement by and between the Company and Executive (the “Employment Agreement”), and the Board of Directors of Paragon Offshore has determined that it is reasonable and prudent for Paragon Offshore to deliver this Guaranty and necessary to promote and ensure the best interests of Paragon Offshore and its shareholders;

NOW, THEREFORE, in consideration of the premises, Paragon Offshore hereby irrevocably and unconditionally guarantees, as primary obligor, the due and punctual performance by the Company of its agreements and obligations, all and singular, under the Employment Agreement. This Guaranty shall survive any liquidation of the Company or any of its subsidiaries. This Guaranty shall be governed by and construed in accordance with the laws of the State of Texas.

The obligations of Paragon Offshore hereunder shall be absolute and unconditional and shall remain in full force and effect until the termination of the Employment Agreement or the complete performance by the Company of its obligations thereunder, irrespective of the validity, regularity or enforceability of the Employment Agreement, any change or amendment thereto, the absence of any action to enforce the same, any waiver or consent by the Executive or the Company with respect to any provision of the Employment Agreement, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of Paragon Offshore. Paragon Offshore waives any right of set-off or counterclaim it may have against the Executive arising from any other obligations the Executive may have to the Company or Paragon Offshore.

Paragon Offshore shall require any successor or assign (whether direct or indirect, by purchase, merger, reorganization, consolidation, amalgamation or otherwise) to all or substantially all the business and/or assets of Paragon Offshore, by agreement in writing in form and substance reasonably satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Guaranty in the same manner and to the same extent that Paragon Offshore would be required to perform it if no such succession or assignment had taken place. As used in this Guaranty, the “Paragon Offshore” shall mean Paragon Offshore as hereinbefore defined and any successor or assign to the business and/or assets of Paragon Offshore as aforesaid which executes and delivers the agreement provided for in this paragraph or which otherwise becomes bound by all the terms and provisions of this Guaranty by operation of law.

IN WITNESS WHEREOF, Paragon Offshore has caused this Deed of Guaranty to be executed as a deed on its behalf, and duly delivered, as of the date first above set forth.

EXECUTED as a DEED by

PARAGON OFFSHORE PLC

Acting by:

In the presence of:

Witness signature:

Witness Name:

Address:

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